Rule 424(b)(5)
                                                               File No. 33-43407

PRICING SUPPLEMENT NO. 25                                     DATED JULY 9, 1997

(To Prospectus  dated May 18, 1994, and  Prospectus  Supplement  dated April 10,
1996)

                                [GRAPHIC OMITTED]



                           MEDIUM-TERM NOTES, SERIES E
            DUE FROM NINE MONTHS TO FIFTEEN YEARS FROM DATE OF ISSUE

                               FLOATING RATE NOTES
                               -------------------

PRINCIPAL AMOUNT:                   $45,000,000

INITIAL INTEREST RATE:              1 month LIBOR on July 14, 1997, plus 8 basis
                                    points (5.7675%)

INTEREST RATE BASIS:                1 month LIBOR as found on Telerate page 3750

INTEREST DETERMINATION DATE:        Two London  business  days prior to Interest
                                    Reset Date

SPREAD:                             + .08 bp

SPREAD MULTIPLIER:                  Not applicable

INDEX MATURITY:                     1 month LIBOR

INTEREST RATE RESET PERIOD:         Monthly

INTEREST RESET DATES:               First  reset  date is August 20,  1997,  and
                                    thereafter on third Wednesday of each month

INTEREST PAYMENT PERIOD:            Monthly

INTEREST PAYMENT DATES:             Third   Wednesday   of  each  month  and  at
                                    maturity

MAXIMUM INTEREST RATE:              Not applicable

MINIMUM INTEREST RATE:              Not applicable

CALCULATION AGENT:                  The Chase Manhattan Bank

SETTLEMENT DATE (ORIGINAL ISSUE DATE):  July 14, 1997

MATURITY DATE:                      August 14, 2001

REDEMPTION:       The Notes cannot be redeemed prior to maturity.

INDENTURE TRUSTEE:  The Chase Manhattan Bank, as successor to Chemical Bank

                          ----------------------------


                                             Price to                     Underwriting Discounts                      Proceeds to
                                              Public                        and Commissions(1)                     U. S. Bancorp(1)

Per Note.......................                100%                               .0725%                               99.9275%

Total..........................             $45,000,000                           $32,625                             $44,967,375




(1) U. S. Bancorp has agreed to indemnify the Underwriter named below against certain liabilities, including liabilities under the Securities Act of 1933.

                           --------------------------

         Under the terms and conditions  contained in a Terms Agreement  between
U. S. Bancorp and the Underwriter named below, U. S. Bancorp has agreed to sell and the Underwriter has agreed to purchase $45,000,000 aggregate principal amount of Notes. The Notes offered hereby are offered by the Underwriter subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriter and to certain further conditions. If any of the Notes offered hereby are purchased by the Underwriter, all of them must be purchased. The Notes will not be listed on any securities exchange, and there can be no assurance that there will be a secondary market for the Notes. The Underwriter engages in transactions with and performs financing services for U. S. Bancorp and its affiliates in the ordinary course of business.

                            BEAR, STEARNS & CO. INC.